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                                                                    Exhibit 3.1

                   GRANAHAN MCCOURT ACQUISITION CORPORATION

           SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         Granahan McCourt Acquisition Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "GENERAL CORPORATION LAW"), hereby certifies that:

         1. The name of the corporation is "GRANAHAN MCCOURT ACQUISITION CORPORATION" (hereinafter sometimes referred to as the "CORPORATION").

         2. The Corporation's original Certificate of Incorporation (its "ORIGINAL CERTIFICATE OF INCORPORATION") was filed in the office of the Secretary of State of Delaware on July 10, 2006.

         3. The Corporation filed an amended and restated Certificate of Incorporation (the "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION") with the Secretary of State of Delaware on July 25, 2006, thereby amending and restating in its entirety the Original Certificate of Incorporation of the Corporation.

         4. This Second Amended and Restated Certificate of Incorporation (this "SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION") amends and restates in its entirety the Amended and Restated Certificate of Incorporation of the Corporation.

         5. The Amended and Restated Certificate of Incorporation of this Corporation shall be amended and restated to read in its entirety as follows:

                                      * * *

         ARTICLE FIRST: The name of this Corporation is:

                    Granahan McCourt Acquisition Corporation.

         ARTICLE SECOND: The address of the registered office of this Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle, Zip Code 19808. The name of the registered agent of this Corporation at such address is Corporation Service Company.

         ARTICLE THIRD: Subject to the immediately succeeding sentence, the purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation; provided, however, that in the event a Business Combination (as defined below) is not consummated prior to the Termination Date (as defined below), then the purposes of the Corporation shall automatically, with no action required by the Board of Directors or the stockholders, on the Termination Date be limited to effecting and implementing the dissolution and liquidation of the Corporation and the taking of any other actions expressly required to be taken herein on or after the Termination Date and the Corporation's powers shall thereupon be limited to those set forth in Section 278 of the General Corporation Law and as otherwise may be necessary to implement the limited purposes of the Corporation as provided herein.

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         ARTICLE FOURTH: (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Million Five Thousand (100,005,000) of which:

         (i) One Hundred Million (100,000,000) shares shall be Common Stock of the par value of $0.0001 per share; and

         (ii) Five Thousand (5,000) shares shall be Preferred Stock of the par value of $0.0001 per share.

         (b) PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in series or otherwise and the Board of Directors of the Corporation is hereby authorized, subject to the limitations provided by law, to establish and designate (a "PREFERRED STOCK DESIGNATION") series, if any, of the Preferred Stock, to fix the number of shares constituting any such series, and to fix the voting powers, designations, and relative, participating, optional, conversion, redemption and other rights of the shares of Preferred Stock or series thereof, and the qualifications, limitations and restrictions thereof, and to increase and to decrease the number of shares of Preferred Stock constituting any such series. The authority of the Board of Directors of the Corporation with respect to shares of Preferred Stock or any series thereof shall include but shall not be limited to the authority to determine the following:

         I. The designation of any series;

         II. The number of shares initially constituting any such series;

         III. The rate or rates and the times at which dividends on the shares of Preferred Stock or any series thereof shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

         IV. Whether or not shares of the Preferred Stock or series thereof shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

         V. The amount payable on the shares of Preferred Stock or series thereof in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that the holders of such shares shall be entitled to be paid, or to have set apart for payment, not less than $0.0001 per share before the holders of shares of the Common Stock or the holders of any other class of stock ranking junior to the Preferred Stock as to rights on liquidation shall be entitled to be paid any amount or to have any amount set apart for payment; provided, further, that, if the amounts payable on liquidation are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any distribution of assets other than by way of dividends in accordance with the sums which would be payable in such distribution if all sums payable were discharged in full;


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         VI. Whether or not the shares of Preferred Stock or series thereof shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other class or series of Preferred Stock and the right to have more than one vote per share;

         VII. Whether or not a sinking fund shall be provided for the redemption of the shares of Preferred Stock or series thereof, and, if such a sinking fund shall be provided, the terms and conditions thereof;

         VIII. Whether or not a purchase fund shall be provided for the shares of Preferred Stock or series thereof, and, if such a purchase fund shall be provided, the terms and conditions thereof;

         IX. Whether or not the shares of Preferred Stock or series thereof shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price; and

         X. Any other relative rights, preferences, qualifications, limitations and restrictions.

         (c) Common Stock.

         1. DIVIDENDS. Subject to the preferential dividend rights, if any, applicable to shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive only such dividends as may be declared by the Board of Directors.

         2. LIQUIDATION. Except as set forth in ARTICLE FIFTH, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution in full of the preferential amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, ratably, in proportion to the number of shares held by them, to receive all of the remaining assets of the Corporation available for distribution to holders of Common Stock.

         3. VOTING RIGHTS. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

         4. CONVERSION. The holders of Common Stock shall have no conversion rights other than as set forth in subparagraph C of ARTICLE FIFTH hereof.

         ARTICLE FIFTH: The following provisions (A) through (G) shall apply during the period commencing upon the filing of this Second Amended and Restated Certificate of Incorporation and terminating upon the consummation of any Business Combination (defined below), and may not be amended during the "TARGET BUSINESS ACQUISITION PERIOD, except as provided in subparagraph
(g) of this ARTICLE FIFTH. " A "BUSINESS COMBINATION" shall mean the acquisition by the Corporation of one or more assets or operating businesses in the telecommunications and media industries (collectively, the "TARGET BUSINESS"), through a merger, capital stock exchange, asset or stock acquisition or other similar

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business combination having collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the Corporation's net assets (excluding the IPO underwriter's deferred discount) at the time of such acquisition; PROVIDED, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board of Directors of the Corporation is not able to independently determine the fair market value of the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent third party appraiser, which may or may not be an investment banking firm that is a member of the National Association of Securities Dealers, Inc. The "TARGET BUSINESS ACQUISITION PERIOD" shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation's initial public offering ("IPO") with the United States Securities and Exchange Commission up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below).

             A. Upon consummation of the Corporation's IPO and the private placement of the Corporation's units and warrants expected to take place concurrently with the IPO (the "Private Placement"), approximately $118,750,000 or such other amount (as set forth in the Corporation's registration statement on Form S-1 filed with the Securities and Exchange Commission at the time it goes effective) of the proceeds of the IPO and the Private Placement (including the proceeds of any exercise of the underwriter's over-allotment option) shall be deposited and thereafter held in the Trust Fund (as defined below). The Corporation shall not, and no officer, director or employee of the Corporation shall, disburse any of the proceeds held in the Trust Fund (defined below) except in connection with (i) the payment of the Corporation's income tax liability associated with income earned on the proceeds held in the Trust Fund, (ii) a Business Combination or thereafter or (iii) the dissolution of the Corporation as discussed in paragraph (D) below; in each case in accordance with the trust agreement between the Corporation and the trustee named therein regulating the Trust Fund.

             B. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the General Corporation Law. In the event that a majority of the aggregate of (i) the IPO Shares (defined below) and (ii) the Shares issued in the Private Placement voted by the holders thereof are cast in favor of the Business Combination at the meeting to approve the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate such Business Combination if holders of IPO Shares comprising 20% or more in interest of the aggregate of (i) the holders of IPO Shares and (ii) the Shares issued in the Private Placement exercise their conversion rights described in paragraph C below.

             C. In the event that a Business Combination is approved in accordance with the above paragraph (B) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO ("IPO SHARES") who voted against such Business Combination may, contemporaneously with such vote, demand that the Corporation convert such stockholder's IPO Shares into cash. If so demanded, and if the holder who makes such conversion demand continues to hold such shares until the consummation of the Business Combination, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount of the Trust Fund (as defined below),
(a) inclusive of any interest thereon less any amount used to pay federal, state or local income tax on such interest, calculated as of two business days prior to the consummation of the Business Combination, and (b) exclusive of any amount attributed to the underwriter's deferred discount, by (ii) the total number of IPO Shares outstanding at that date. "TRUST FUND" shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO including the amount representing the IPO underwriter's deferred discount and the proceeds of the Private Placement.

             D. In the event that the Corporation does not consummate a Business Combination by the later of (i) eighteen (18) months after the consummation of the IPO or (ii) twenty-four


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(24) months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such eighteen
(18) month period (such later date being referred to as the "TERMINATION DATE"), the Board of Directors shall adopt a resolution, no later than 15 days after the Termination Date, pursuant to Section 275(a) of the General Corporation Law finding the dissolution of the Corporation advisable and shall provide such notices as are required by Section 275(a) of the General Corporation Law as promptly thereafter as possible and the directors and officers shall take all such action necessary to dissolve the Corporation. In the event that the stockholders vote in favor of such dissolution and the Corporation is so dissolved, the Corporation shall promptly adopt and implement a plan of distribution which provides that only the holders of IPO Shares shall be entitled to share ratably in the Trust Fund plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising during the Corporation's remaining existence, including costs of dissolving and liquidating the Corporation. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares. This paragraph (D) shall terminate automatically with no action required by the Board of Directors or the stockholders in the event the Business Combination has been consummated prior to the Termination Date.

             E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event such holder demands conversion of its shares in accordance with paragraph C, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

             F. Unless and until the Corporation has consummated a Business Combination as permitted under this ARTICLE FIFTH, the Corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.

             G. During the Target Business Acquisition Period, this ARTICLE FIFTH may only be amended upon (i) the adoption, in accordance with Section 242 of the General Corporation Law, by the Board of Directors of a resolution in favor of a proposed amendment, declaring that such amendment is in the best interests of and advisable to the Corporation and the stockholders and calling for the proposed amendment to be presented to the stockholders of the Corporation for approval; and (ii) the approval of the proposed amendment by unanimous vote of all the shares of Common Stock outstanding and entitled to vote on such proposed amendment, at a meeting called and held upon notice in accordance with Section 222 of the General Corporation Law.

             ARTICLE SIXTH: Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, the Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The directors of the Corporation on the date hereof shall determine their class. To the extent any additional directors are elected or appointed prior to the Corporation's first annual meeting of stockholders, the directors of the Corporation shall determine the class of such additional directors. The directors in Class I shall be elected for a term expiring at the first annual meeting of stockholders, the directors in Class II shall be elected for a term expiring at the second annual meeting of stockholders and the directors in Class III shall be elected for a term expiring at the third annual meeting of stockholders. Commencing at the first annual meeting of stockholders, and at each annual meeting of stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's by-laws), or by the sole remaining director. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation, all directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

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             ARTICLE SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

             A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

             B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

             C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

             D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of Delaware, of this Second Amended and Restated Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

             ARTICLE EIGHTH: A. The Corporation shall, to the full extent permitted by Section 145 of the General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

             B. A director of the Corporation shall not be personally liable to the Corporation and to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing


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violation of law, (iii) under Section 174 of the General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit.

             C. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "PROCEEDING"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in sub-paragraph (D) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

             D. If a claim under sub-paragraph (C) of this ARTICLE EIGHTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant


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for the amount claimed, but the burden of proving such defense shall be on the
Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

             E. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this ARTICLE EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

             F. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law.

             ARTICLE NINTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law.

             ARTICLE TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

             ARTICLE ELEVENTH: Prior to the date and time of the closing of the Corporation's IPO, this Second Amended and Restated Certificate of Incorporation

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may be amended by the written consent of the holders of a majority of the stock of the Corporation in accordance with Section 228 of the General Corporation
Law.

                                    * * * * *

             5. The foregoing amendment and restatement has been duly adopted in accordance with the provisions of Section 228, 242 and 245 of the General Corporation Law by the directors and a majority of the stockholders of this corporation.

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             IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been signed by the President and Chief Executive Officer of this Corporation effective this 8th day of September, 2006.

                                         /s/ David C. McCourt
                                         -------------------------------------
                                         David C. McCourt
                                         President and Chief Executive Officer


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